UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2026

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

DE	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Kennedy Blvd.
Suite 2500
Tampa, Florida	33602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MOS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 8.01 below is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On August 17, 2026, The Mosaic Company (the “Company”) closed its sale of $1,000,000,000 aggregate principal amount of the Company’s 5.350% senior notes due 2031 (the “2031 Notes”), $500,000,000 aggregate principal amount of the Company’s 5.650% senior notes due 2034 (the “2034 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.900% senior notes due 2036 (the “2036 Notes” and, together with the 2031 Notes and the 2034 Notes, the “Offered Securities”) pursuant to an Underwriting Agreement dated August 10, 2026, among the Company and Citigroup Global Markets Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”). The Offered Securities were issued pursuant to an Indenture dated as of October 24, 2011 between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Indenture”).

The Company expects to receive net proceeds from this offering of approximately $1,983.3 million, after deducting the underwriting discounts and its estimated offering expenses. The Company intends to use the proceeds from this offering (1) to fund the purchase price for the previously announced tender offers commenced by the Company on August 10, 2026 to purchase up to $1,400,000,000 aggregate purchase price of the outstanding (i) $700,000,000 aggregate principal amount of the Company’s 4.050% Senior Notes due 2027 (the “2027 Notes”), (ii) $147,100,000 aggregate principal amount of 7.300% Debentures due 2028 issued by Mosaic Global Holdings, Inc., a wholly owned subsidiary of the Company (the “2028 Debentures”), (iii) $400,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2028 (the “2028 Notes”) and (iv) $500,000,000 aggregate principal amount of the Company’s 4.350% Senior Notes due 2029 (the “2029 Notes” and, together with the 2027 Notes, 2028 Notes and 2028 Debentures, the “Existing Notes”) (each, a “Tender Offer” and, collectively, the “Tender Offers”) validly tendered and accepted for purchase in the Tender Offers, including the payment of accrued and unpaid interest thereon to but excluding the settlement date for the Tender Offers, fees and expenses related thereto, and (2) for general corporate purposes, which may include the repayment, repurchase or refinancing of outstanding indebtedness from time to time. Pending such uses, the Company may invest the net proceeds in short-term investments, including cash, cash equivalents and/or marketable securities.

The Tender Offers are being made only upon the terms and conditions set forth in an Offer to Purchase dated August 10, 2026. This Current Report on Form 8-K is not an offer to purchase or a solicitation of an offer to sell the Offered Securities or the Existing Notes.

The Offered Securities sold pursuant to the Underwriting Agreement were registered under the Company’s Registration Statement on Form S-3 filed on November 7, 2025 (File No. 333-291349).

The foregoing descriptions of the Underwriting Agreement, the 2031 Notes, the 2034 Notes and the 2036 Notes are qualified in their entirety by reference to Exhibits 1.1, 4.1, 4.2 and 4.3, respectively, attached to this Current Report on Form 8-K and incorporated herein by reference. The Indenture is set forth as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 24, 2011, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 10, 2026, among The Mosaic Company and Citigroup Global Markets Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto

4.1	Form of 5.350% senior notes due 2031

4.2	Form of 5.650% senior notes due 2034

4.3	Form of 5.900% senior notes due 2036

5.1	Opinion of Philip E. Bauer, Esq.

23.1	Consent of Philip E. Bauer, Esq. (included in Exhibit 5.1)

104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: August 17, 2026	By:	/s/ Philip E. Bauer
	Name:	Philip E. Bauer
	Title:	Senior Vice President, General Counsel and Corporate Secretary